Exhibit 99.(d)(2)(RR)

AMERICAN BEACON CAYMAN TRANSFORMATIONAL INNOVATION COMPANY, LTD.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this  13th  day of September, 2017. by and among American Beacon Cayman Transformational Innovation Company, Ltd. (the “Company”), an exempted company organized under the laws of the Cayman Islands, American Beacon Advisors, Inc., a Delaware corporation (the “Manager”), and ARK Investment Management LLC, a Delaware limited liability company (the “Adviser”);

WHEREAS, the Company is a wholly-owned subsidiary of the American Beacon ARK Transformational Innovation Fund (“Fund”), a series of the American Beacon Funds (“Trust”), an open-end, diversified management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“Investment Company Act”), whose shares are registered with the SEC under the Securities Act of 1933, as amended (“Securities Act”), and consisting of distinct series of shares, each having its own investment objectives, principal investment strategies, policies, and restrictions; and

WHEREAS, the Company has retained the Manager to provide the Company with business and asset management services, subject to the control of the Company’s Board of Directors (the “Company Board”) and the Trust’s Board of Trustees (the “Trust Board”); and

WHEREAS, the Company’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Manager and the Company desire to retain the Adviser to render investment advisory services to the Company as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.
(a)  Duties and Responsibilities of the Adviser.  The Manager and the Company appoint the Adviser to (i) provide investment advisory services with respect to the investment and reinvestment of the Company’s assets, and with respect to such assets, (ii) continuously review and administer the investment program of the Company, (iii) determine in the Adviser’s discretion the securities to be purchased or sold, (iv) provide the Manager and the Company with records, which the Company is required to maintain, concerning the Adviser’s activities, and (v) render regular reports to the Manager and to the Company’s officers and Company Board concerning the Adviser's discharge of the foregoing responsibilities.

The Adviser shall discharge the foregoing responsibilities (1) in conformity with all applicable securities law, including but not limited to the Investment Company Act, the Advisers Act, the Commodity Exchange Act, as amended, the Securities Act, and the Securities Exchange Act of 1934, as amended (“Exchange Act”), (2) subject to the Manager's oversight and the control of the officers and Company Board and in compliance with such policies as the Company Board or the Trust Board may from time to time establish, (3) in compliance with the objectives, strategies, policies, and limitations for the Company set forth in the Trust's current registration statement as amended from time to time and applicable laws and regulations, and (4) in compliance with such other investment guidelines or restrictions established from time to time by the Manager or the Company which shall be communicated in writing by the Manager to Adviser in advance.

The Adviser accepts such appointment and agrees to render the investment advisory services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.  The Manager will make the investment decisions with respect to that portion of the Company’s assets that the Adviser deems should be invested in short-term money market instruments.  The Manager agrees to provide this service.  The Manager will instruct the Company’s custodian(s) to hold and/or transfer the Company’s assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Company and its custodian(s), but generally refers to a writing by the specified representatives of the Adviser who have been authorized by the Company’s Board from time to time to provide instructions to the Company’s custodian.  For the purpose of clarification, “Proper Instructions” can be instructions in any format, including without limitation, electronic instructions that are agreed upon by the Adviser and the Company’s custodian.)

The Adviser is authorized on behalf of the Company, and consistent with the investment discretion delegated to the Adviser herein, to:  (i) enter into agreements and execute any documents including without limitation, futures and options transactions, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, and other investment related agreements required to meet the obligations of the Trust with respect to any investments made for the Company.  Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein.  Adviser is authorized on behalf of Manager to make all elections required in such agreements, instruments and documentation and make and receive all related notices from brokers or other counterparties.  Manager also authorizes Adviser as agent and attorney-in-fact to make transactions in futures contracts and options on futures contracts on margin, for the Company, and authorizes each broker with whom Adviser makes such transactions to follow its instructions with respect to such transactions.  Manager understands and agrees that Adviser will determine that such transactions are permitted before instructing a broker to enter into such transactions and that any broker receiving an order for any such transaction will have no independent obligation to ensure that the transactions are consistent with the Fund’s investment strategies and restrictions set forth in the Trust’s registration statement or the Company’s investment guidelines; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are consistent with the Company’s investment policies and limitations and other governing documents, (b) the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by the Company under such documentation; and (c) the Adviser shall immediately notify the Manager of any event of default, potential event of default or termination event affecting the Company under such documentation.  The Adviser further shall have the authority to instruct the custodian to:  (i) pay cash for securities and other property delivered for the Company, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property or assets underlying any futures or options contracts, and other property purchased or sold for the Company; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property or assets to the extent necessary to meet the obligations of the Company with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit of margin or collateral shall be effected by transfer or segregation within an account maintained for the Company by its custodian subject to a control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral.  The Adviser shall not have the authority to cause the Manager or the Company to deliver securities or other property or assets, or pay cash to the Adviser other than payment of the fees provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

(b)  Valuation.  In accordance with procedures and methods established by the Company Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments made by the Adviser and owned by the Company, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Company for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Fund for potential significant events that could affect their values, and will notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.  The Adviser will maintain adequate records with respect to securities valuation information provided hereunder, and shall provide such information to Manager upon request.

(c)  Compliance and Other Matters.  The Adviser, at its expense, shall provide the Manager with such compliance reports and certifications relating to its duties and responsibilities under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall:

(i)
continue to be a duly formed legal entity, validly existing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)
be registered as an investment adviser with SEC under the Advisers Act, and be registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the Adviser qualifies for an exemption from registration and the failure to be so licensed would not have an adverse effect on the Adviser, Manager or Trust. The Adviser shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement;

(iii)	maintain any necessary registrations, licenses, or exemptions, to the extent required, with the U.S. Commodity Futures Trading Commission (“CFTC”) and/or National Futures Association;
(iv)	at all times provide its best judgment and effort to the Manager and the Company in carrying out its obligations hereunder;
(v)	use the same care and skill in providing its services to the Company as it uses in providing investment advisory services to other accounts for which it has investment advisory responsibilities;
(vi)
(A) cooperate with and provide reasonable assistance to the Manager, the Company’s administrator, custodian, transfer agent, pricing agents, and all other agents and representatives of the Company and the Manager; (B) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Company and the Manager; (C) provide prompt responses to reasonable requests made by such persons; and (D) maintain any appropriate interfaces with each such person or entity so as to promote the efficient exchange of information. Without limitation of the foregoing, the Adviser shall comply with all statutory and regulatory requirements relating to any derivatives transactions entered into by the Adviser for or on behalf of the Company, including without limitation, compliance with all recordkeeping and reporting requirements pursuant to Parts 43, 45 and 46 of the regulations of the CFTC and comparable rules of the SEC (collectively, “Derivatives Recordkeeping and Reporting Rules”);

(vii)
maintain a written Code of Ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and provide the Manager with a current copy of its Code of Ethics. The Adviser shall periodically certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 and that there have been no violations of its Code of Ethics or, if a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Manager, the Adviser shall permit representatives of the Manager to examine the reports (or summaries of the reports) required to be made under the Adviser’s Code of Ethics and other records evidencing enforcement of the Code of Ethics;

(viii)
assist the Trust’s Chief Compliance Officer (“CCO”) and the Company’s CCO, if any, in complying with Rule 38a-1 under the Investment Company Act. Specifically, the Adviser represents that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, as amended, and shall provide the relevant CCO with reasonable access to information regarding the Adviser’s compliance program, which access shall include on-site visits with the Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the Trust CCO, pursuant to Rule 38a-1, the Adviser agrees to provide certifications as may be reasonably requested by the Trust’s CCO related to the design and implementation of the Adviser’s compliance program;

(ix)
comply with the Trust’s policy on selective disclosure of portfolio holdings of the Fund as described in the Trust’s current registration statement, and upon request from the Manager, provide a certification to the Manager with respect to compliance with the Fund’s selective disclosure policy;

(x)
treat confidentially and as proprietary all records and other information relating to the Company, and not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Manager or when so requested by the Manager or required by law or regulation;

(xi)
promptly notify the Manager of any impending change of a portfolio manager, portfolio management strategy or any other material matter that may require disclosure to the Company Board and the Trust Board and/or shareholders of the Fund;

(xii)	provide the Manager with a current and complete copy of the Adviser’s Form ADV, and any supplements or amendments thereto;
(xiii)	provide the Manager with a current list of persons the Adviser wishes to have authorized to give instructions to the Company’s custodian regarding assets of the Company;
(xiv)
assist in the filing of Schedule 13D/13G and Form 13F, and any non-U.S. securities filing equivalents of these filings, on behalf of the Fund reflecting holdings over which the Adviser and its affiliates have investment and/or voting discretion;

(xv)	provide reasonable assistance to the Manager, the Company or its agent in processing class action paperwork, for any security held by the Company;
(xvi)
not permit any employee of the Adviser to have any material connection with the handling of any matters for the Company if such employee has been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction or regulatory authority, from acting as an investment adviser or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security;

(xvii)
regularly report to the Manager on the investment program for the Company and the issuers and securities represented in the Company, and furnish the Manager, with respect to the Company, such periodic and special reports as the Manager may reasonably request, including, but not limited to, reports concerning transactions and performance of he Company, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act, Section 28(e) of the Exchange Act, compliance with investment guidelines and restrictions, trade errors, liquidity determinations, and compliance with the Adviser’s Code of Ethics, and such other procedures or requirements that the Manager may reasonably request from time to time;

(xviii)
promptly review the Trust’s prospectus and statement of additional information applicable to the Company, and any amendments or supplements thereto (collectively, “Prospectus and/or SAI”) that relate to the Adviser or the Company and confirm to the Manager that, with respect to the disclosure respecting or relating to the Adviser, including any performance information the Adviser provides to the Manager, that is included in or serves as the basis for information included in the Prospectus and/or SAI, such Prospectus and/or SAI contains no untrue statement of any material fact and does not omit any statement of a material fact that would be required to be stated therein or necessary to make the statements contained therein not misleading. The Adviser further agrees to notify the Manager immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus and/or SAI for the Trust, or of any statement respecting or relating to the Adviser contained therein that becomes untrue in any material respect. With respect to the disclosure respecting the Company, the Adviser represents and agrees that the description in the Trust’s Prospectus and/or SAI regarding investment objectives and strategies is consistent with the manner in which the Adviser intends to manage the Company, and the description of risks is consistent with risks known to the Adviser that arise in connection with the manner in which the Adviser intends to manage the Company. The Adviser further agrees to notify the Manager promptly in the event that the Adviser becomes aware that the Prospectus and/or SAI for the Fund is inconsistent in any material respect with the manner in which the Adviser is managing the Company, and in the event that the principal risks description is inconsistent in any material respect with the risks known to the Adviser that arise in connection with the manner in which the Adviser is managing the Company. In addition, the Adviser agrees to comply with the Manager’s reasonable request for information regarding the personnel of the Adviser who are responsible for the day-to-day management of the Company’s assets as may be required to be disclosed in the Prospectus and/or SAI;

(xix)
Upon request, provide certifications to the principal executive and financial officers of the Trust (“certifying officers”) that support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Manager shall reasonably request or in accordance with procedures adopted by the Company; and;

(xx)	provide the Manager with such other compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be reasonably necessary.

2.   Company Transactions. The Adviser is authorized to select the brokers or dealers and futures commission merchants (including, to the extent permitted by law and applicable Company guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Company and is directed to use its best efforts to obtain best execution as described in the Trust's current registration statement as amended from time to time.  In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information.  Any such research services or information that the Adviser receives in connection with the services it provides to the Company and the Manager may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates.  The Adviser will promptly communicate to the Manager and to the officers and Company Board such information relating to Company transactions as they may reasonably request.  The Adviser shall not, without the prior approval of the Manager, effect any transactions that would cause the portion of the Company’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Company established by the Manager or set forth in the Fund’s registration statement.

3.   Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and exercise the voting rights with respect to any and all proxies regarding the assets in the Company in the best interest of the Company and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager.  The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines.  The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

The Manager reserves the right to exercise voting rights on any assets held in the Company on an individual security or ongoing basis.

4.   Compensation of the Adviser. For the services to be rendered by the Adviser, as specified in Sections 1, 2, and 3 of this Agreement, the Company shall pay to the Adviser compensation at the annual percentage rate(s) specified in Schedule attached hereto and made a part of this Agreement. Such compensation shall be accrued daily and paid to the Adviser monthly in arrears, and the Company shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule to the average daily net assets of the Company during the relevant month. Solely for the purpose of calculating the applicable annual percentage rate(s) specified in the attached Schedule, there shall be included such other assets as are specified in said Schedule. The Company is solely responsible for the payment of fees to the Adviser.

The Adviser agrees:  (a) that the blended annual sub-advisory fee rate in basis points contracted hereunder with respect to the Fund advised by the Adviser will not exceed the blended annual advisory or sub-advisory fee rate in basis points contracted with an account of the same or smaller size (including other accounts managed for the same client) for providing the same investment advisory or sub-advisory services and subject to the same or substantially the same regulations; and (b) that the actual annual dollar fee paid by any other client of the same or larger size for whom the Adviser provides the same investment advisory or sub-advisory services and is subject to the same or substantially the same regulations under an annual asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid hereunder.  In the event that the annual fee charged hereunder exceeds the fee charged to an account described in (a) or (b) above, the Adviser shall promptly notify the Manager and the fee charged hereunder shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.  For avoidance of doubt, the parties agree that the fees received by the Adviser for providing model account services and/or for consulting or similar services are not intended to be to the type services or fees described in (a) or (b) above.

The Adviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Adviser’s advisory services under this Agreement, including but not limited to salaries, benefits, overhead, travel, and preparation of reports. Upon request by the Manager, Adviser agrees to reimburse the Manager for costs associated with certain supplements to the Fund’s disclosure documents (“Supplements”) that are required to be promptly provided to shareholders of the Funds. Such Supplements are those generated due to changes by Adviser requiring prompt disclosure in the Trust’s Prospectus and/or SAI, and/or information statement and for which, at the time of notification by Adviser to Manager of such changes, the Trust is not already generating a supplement for other purposes.  Such changes by Adviser include, but are not limited to, changes to (a) its structure, (b) key investment personnel, (c) investment style or (d) management. Adviser shall reimburse the Manager or the Trust, as applicable, for all reasonable costs associated with generating such Supplements, and/or any required Company or Trust Board and/or proxy expenses related to approving a change in control of the Adviser. Reimbursable costs may include, but are not limited to, costs of the preparation, filing, printing, postage, and/or distribution of such Supplements to all existing shareholders of the Fund.  The Manager and the Adviser will take reasonable measures to minimize expenditures regarding costs of the preparation, filing, printing, postage and/or distribution of such Supplements.

5.   Other Services. At the request of the Company or the Manager, the Adviser in its discretion may make available to the Company office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Company or the Manager at a price to be agreed upon by the Adviser and the Company or the Manager.

6.   Reports. The Manager (on behalf of the  Company) and the Adviser agree to furnish to each other, if applicable, current Trust prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7.   Status of Adviser. The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser and its directors, limited partners, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Company are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in writing, have no authority to act for or represent the Manager or the Company in any way or otherwise be deemed an agent of the Manager or the Company.

8.   Liability of the Parties. The Adviser shall have no liability to the Company, its shareholders or any third party arising out of or related to this Agreement, provided however, the Adviser agrees to indemnify and hold harmless, the Manager, any affiliated person of the Manager within the meaning of Section 2(a)(3) of the Investment Company Act (“Affiliated Person”), and each person, if any, who, within the meaning of Section 15 of the Securities Act, controls the Manager (“Controlling Person”), against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or such Affiliated Person or Controlling Person may become subject under the securities or commodities laws, any other federal or state law, at common law or otherwise, arising out of the Adviser’s responsibilities to the Company that may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Adviser’s obligations and/or duties under this Agreement by the Adviser or by any of its directors, officers, employees, agents, or any Affiliated Person acting on behalf of the Adviser.  The indemnification in this Section shall survive the termination of this Agreement.

The Manager agrees to indemnify and hold harmless, the Adviser, any Affiliated Person of the Adviser, and each Controlling Person of the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its Affiliated Persons or Controlling Person may become subject under the securities laws, any other federal or state law, at common law or otherwise, arising out of the Manager’s responsibilities to the Company that may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard by the Manager or by any of its directors, officers, employees, agents, or any Affiliated Person acting on behalf of the Manager of the Manager’s obligations and/or duties under its agreements with the Company.

The indemnification in this Section shall survive the termination of this Agreement.

9.   Duration and Termination. This Agreement shall become effective as of the date of its execution and shall continue in effect for so long as the Trust’s Investment Advisory Agreement on behalf of the Fund is effective.  This Agreement shall terminate automatically upon the termination of the Trust’s Investment Advisory Agreement on behalf of the Fund or in the event that the Manager no longer serves as the manager to the Fund.  This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Manager upon not less than (30) thirty days nor more than (60) sixty days prior notice to the Adviser, (b) by vote of the Company Board and the Trust Board upon not less than (30) thirty days nor more than (60) sixty days prior notice to the Adviser, or (c) by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Company.
A notice period provided in this Section may be waived by the party required to be notified, in their absolute discretion.

As used in this Section 9, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under said Act.

10. Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court of competent jurisdiction, statute, rule or otherwise, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable.  If it cannot be so modified, rewritten or interpreted to be valid and enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision had never been included.

11. Amendments.  This Agreement may be amended by the Company Board and the Trust Board.

12. Miscellaneous.

(a)	Governing Law and Venue. This Agreement shall be governed by the laws of Delaware without giving effect to any conflict of laws provisions thereof.

(b)  Use of Name. Adviser authorizes Manager’s use of the Adviser’s service marks and/or trademarks in connection with the marketing of the Fund, including disclosure related to the Company, including but not limited to, the Fund’s registration statements and fact sheets.  In addition, the Manager acknowledges and agrees that it has no rights in or to the Adviser’s name beyond the limited use rights granted herein.

(c)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(d)  No Implied Waiver.  Either party’s failure to insist in any one or more instances upon strict performance by the other party of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

(e)  Entire Agreement.  This Agreement constitutes the entire understanding between the parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the parties, with respect to the subject matter hereof.

(f)   Headings.  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

(g)  Notices. Any notices required to be given hereunder may be delivered by hand, facsimile, deposited with a nationally recognized overnight carrier, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other party listed below (or such other address as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery or facsimile, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, the earlier of (i) the date of receipt or (ii) the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing.  All such notices shall be delivered to:

A.	If to the Manager:

American Beacon Advisors, Inc.
220 East Las Colinas Blvd.
Suite 1200
Irving, Texas 75039
Attention:  Chief Investment Officer
with a copy to General Counsel at the same address.
Facsimile:   817-391-6131
Email: paul.cavazos@ambeacon.com
With cc to: rosemary.behan@ambeacon.com

B.	If to the Adviser:

ARK Investment Management LLC
155 E 19th Street
New York, New York 10011
Attention:  Kellen Carter, Chief Compliance Officer [and General Counsel (interim)] at Kcarter@ark-invest.com with a copy to Tom Staudt, [Chief Operating Officer (interim) and] Director of Product Development at Tstaudt@ark-invest.com

C.	If to the Company:

American Beacon Advisors, Inc.
220 East Las Colinas Blvd.
Suite 1200
Irving, Texas 75039
Attention: Jeffrey Ringdahl
With a copy to the General Counsel at the same address

13.       CFTC Legend. PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH POOLS WHOSE PARTICIPANTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, AN OFFERING MEMORANDUM FOR THIS POOL IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A POOL OR UPON THE ADEQUACY OR ACCURACY OF AN OFFERING MEMORANDUM. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS OFFERING OR ANY OFFERING MEMORANDUM FOR THIS POOL.

14.       CFTC Legend. PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ARK Investment Management, LLC

By:	/s/Kellen Carter
Authorized Signatory
Name:	Kellen Carter
Title:	Interim General Counsel

American Beacon Advisors, Inc.

By:	/s/Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	Chief Operating Officer

American Beacon Cayman Transformational Innovation Company, Ltd.

By:	/s/Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President